Exhibit 10.6

SERVICE PROPOSAL

APACHE CORPORATION and VERDISYS, INC.

May 26, 2005

Presented to Greg Ostendorf

Director, IT and E-Business

Scope of project

Apache Corporation (“Apache”) is engaging Verdisys, Inc. (“Verdisys”) to continue to provide a high-speed satellite connection to forty sites in the domestic United States (the “Sites”). Service includes collocation fees and additional channel fees to provide access from the Network Operations Centers located in McLean, Virginia.

1.0 Term of Contract and Bandwidth Services

Bandwidth services (“Services”) will be billed quarterly at the monthly fee depicted below. The term of the Service is 24 months. Contract is cancelable any time within the initial 30 days of the contract, or by June 30, 2005, in its entirety. After the initial 30 days service is committed for the balance of the 24 month period. Monthly bandwidth services are invoiced quarterly in advance once a site is installed and Service commissioned. The initial month and subsequent two month period will be billed separately. Subsequent billings will be quarterly in advance. This service is the same as the existing service that Verdisys provides for Apache’s current sites. Based upon the redundant network operations centers we are able to offer 99.9 per cent up time for the service.

BANDWIDTH PRICING	BANDWIDTH	Service Monthly Fee
25 VSAT Units**	128Kbps/512Kbps	$4,000
Additional 15 VSAT Units	128Kbps/512Kbps	$2,400
Collocation Fees**		$3,400
Additional Back Channel**		$3,000

*	Service billed quarterly after initial 30 day and two month billings.
**	Charges commence June 1, 2005 for a period of 24 months, cancelable any time within the initial 30 day period. Collocation Fees and Additional Back Channel can be eliminated prior to the end of the 24 month period.
***	Additional 15 sites commences August 1, 2005.

14550 Torrey Chase Blvd., Suite 330 • Houston, TX 77014 • 281.453.2888 FAX 281.453.2899

2.0 Responsibilities of Parties

2.1 Verdisys support

Verdisys will provide support for the satellite return systems and the basic connectivity, to the point of connection to Apache computer, server, port, hub or VPN router.

2.2 APACHE support

Apache is responsible for integration and interconnection of Verdisys products and services with Apache internal networks. Apache will also provide First Level Help Desk services.

2.3 Method of Payment

Apache Purchase Order. Payment due within thirty (30) days after receipt of invoice.

2.4 Billing Address

Apache Corporation

2000 Post Oak Boulevard

Suite 100

Houston, TX 77056

3.0 Warranties and Limitations

3.1 Terms and Conditions

Except as outlined in section 4.3 below, all warranties related to Verdisys hardware and Verdisys services are contained in the separate “Service Level Agreement” (SLA) and “Terms and Conditions” documents included with the original Contract.

3.2 Performance

This is a shared network infrastructure and subject to the effects of peak traffic usage. In the event of very high usage you will see some degradation of average throughput. See SLA for network performance outline.

3.3 Indemnity

Verdisys, at its own expense, shall indemnify, release and hold harmless Apache, its subsidiaries, affiliates or assignees, and their directors, officers, employees and agents and defend any action brought against same with respect to any claim, demand, cause of action, debt, loss or liability, including attorneys’ fees and court costs, to the extent that it

14550 Torrey Chase Blvd., Suite 330 • Houston, TX 77014 • 281.453.2888 FAX 281.453.2899

is based upon a claim that the equipment used Products or Services provided hereunder infringes or violates any patents, copyrights, trade secrets, licenses, or other property rights of any third party. Apache may, at its own expense, assist in such defense if it so chooses, provided that as long as Verdisys can demonstrate sufficient financial resources, Verdisys shall control such defense and all negotiations relative to the settlement of any such claim and further provided that any settlement intended to bind Apache shall not be final without Apache’s written consent, which shall not be unreasonably withheld. Apache shall promptly provide Verdisys with written notice of any claim which Apache believes falls within the scope of this paragraph.

4.7 Governing Law

This Contract shall be governed by and construed under the laws of the State of Texas.

4.8 Assignment

Either party may assign its rights under this contract with the prior written notice to the other party or this Contract is binding upon the parties and their successors and assigns.

Apache Corporation		Verdisys, Inc
2000 Post Oak Boulevard		14550 Torrey Chase Blvd.
Suite 100		Suite 330
Houston, TX 77056		Houston, TX 77014

Apache Corporation		Verdisys, Inc.

By:	Greg Ostendorf	By:	John O’Keefe
Signature:	/s/ Greg Ostendorf	Signature:	/s/ John O’Keefe
Date:	5/31/05	Date:	6-6-05

14550 Torrey Chase Blvd., Suite 330 • Houston, TX 77014 • 281.453.2888 FAX 281.453.2899